Filed Pursuant to Rule 433

Registration No. 333-208480

February 15, 2017

PRICING TERM SHEET

Snap-on Incorporated

3.250% Notes due 2027

Issuer:	Snap-on Incorporated

Title:	3.250% Notes due 2027

Principal Amount:	$300,000,000

Coupon:	3.250%

Maturity Date:	March 1, 2027

Benchmark Treasury:	2.250% due February 15, 2027

Benchmark Treasury Price and Yield:	97-22+; 2.511%

Spread to Benchmark Treasury:	+ 75 basis points

Yield to Maturity:	3.261%

Price to Public:	99.906% of the Principal Amount

Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1, commencing on September 1, 2017

Optional Redemption:	Make-whole call at Treasury plus 15 basis points prior to December 1, 2026; par call on or after December 1, 2026

Change of Control Put:	101% of the Principal Amount plus accrued and unpaid interest, if any

Settlement Date:	T+3; February 21, 2017

Expected Ratings:*	Moody’s: A2 (stable outlook) S&P: A- (stable outlook) Fitch: A (stable outlook)

CUSIP/ISIN:	833034 AK7 / US833034AK75

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc.

Co-Managers:

Barclays Capital Inc.

Loop Capital Markets LLC

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

BBVA Securities Inc.

Commerz Markets LLC

HSBC Securities (USA) Inc.

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.